EXHIBIT 11.1

                        DAWSON PRODUCTION SERVICES, INC.
                        EARNINGS PER SHARE COMPUTATIONS

                                           THREE MONTHS ENDED
                                                JUNE 30,
                                       --------------------------
                                           1995          1996
                                       ------------  ------------
Primary Earnings Per Share
Net Income...........................  $    326,145  $  1,015,650
Preferred stock dividends............       (24,905)      --
                                       ------------  ------------
Net income applicable to common
  stock..............................  $    301,240  $  1,015,650
                                       ------------  ------------
Shares used in earnings per share
  computation........................     2,405,962     6,509,816
                                       ------------  ------------
Earnings per share...................  $       0.12  $       0.16
                                       ------------  ------------
Fully Diluted Earnings Per Share
Net Income...........................  $    326,145  $  1,015,650
Interest on convertible debt, net of
  tax................................        38,675       --
                                       ------------  ------------
Net income applicable to common
  stock..............................  $    364,820  $  1,015,650
                                       ------------  ------------
Shares used in earnings per share
  computations.......................     3,124,634     6,509,816
                                       ------------  ------------
Earnings per share...................  $       0.12  $       0.16
                                       ------------  ------------

                COMPUTATION OF SHARES USED IN EARNINGS PER SHARE
                            COMPUTATIONS -- PRIMARY

Weighted average outstanding common
  shares.............................     1,681,610     6,390,841
Dilutive effect of stock and warrants
  issued within one year prior to
  initial public offering............       672,614       --
Average other common equivalent
  shares -- dilutive effect of
  warrant shares.....................        51,738       118,975
                                       ------------  ------------
Shares used in earnings per share
  computations.......................     2,405,962     6,509,816
                                       ------------  ------------

                COMPUTATION OF SHARES USED IN EARNINGS PER SHARE
                         COMPUTATIONS -- FULLY DILUTED

Weighted average outstanding common
  shares.............................     1,681,610     6,390,841
Dilutive effect of stock and warrants
  issued within one year prior to
  initial public offering............       672,614       --
Average other common equivalent
  shares -- dilutive effect of
  warrant shares.....................        51,738       118,975
Average shares attributable to
  preferred stock....................       347,440       --
Average shares attributable to
  convertible debt...................       371,232       --
                                       ------------  ------------
Shares used in earnings per share
  computation........................     3,124,634     6,509,816
                                       ============  ============